Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
FOR IMMEDIATE RELEASE		Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2008 RESULTS
~ Reports diluted EPS of $0.55 before merger costs for the second quarter of 2008 ~
MIDLAND, Texas – August 4, 2008 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2008.
Basic reported net income of $22.9 million, or $0.55 per diluted share, before merger related costs, for the second quarter of 2008, compared to $21.7 million, or $0.52 per diluted share, in the same period in 2007. Net income for the second quarter of 2008, including a $4.2 million after-tax charge related to the termination of the Grey Wolf, Inc. merger, was $18.7 million, or $0.45 per diluted share. Revenues increased 13% to $251.5 million for the second quarter of 2008 compared to $223.3 million in the second quarter of 2007.
Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, excluding pre-tax merger costs ($6.6 million in the second quarter of 2008)) for the second quarter of 2008 increased 9% to $71.6 million, or 28% of revenue, compared to EBITDA (defined as net income before interest, taxes, depreciation and amortization) of $65.8 million, or 29% of revenue, in the same period in 2007. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
For the six-month period ended June 30, 2008, Basic reported net income of $42.6 million in 2008, or $1.02 per diluted share, before merger related costs, compared to $43.8 million, or $1.08 per diluted share, in the same period in 2007. Including the $4.2 million after-tax charge related to the termination of the Grey Wolf, Inc. merger, net income for the first six months of 2008 was $38.4 million, or $0.92 per diluted share. Revenues increased 14% to $481.4 million in the first six months of 2008, compared to $422.2 million in the same period of 2007.

Adjusted EBITDA (i.e., EBITDA before merger-related costs of $6.6 million in the first six months of 2008) rose 10% to $137.7 million in the first six months of 2008, or 29% of revenue, compared to $125.5 million, or 30% of revenue, during the same period in 2007.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Our record level of revenue and good cost control led to strong operating margins for the quarter. We are proud of the efforts of our people throughout the organization who drove exceptional performance despite distractions from the terminated Grey Wolf merger.
“The outlook for each of our business segments continues to improve as the year progresses. Despite coming off historical highs, oil prices are well above the level required by our customers to aggressively seek opportunities to increase production and add to their reserves. Near-term weakness in gas prices should be short-lived and offset by increased activity in the Haynesville shale play where we have had a substantial presence for years, our internal growth initiatives in the Barnett Shale and the expansion of our dominant market position in the Permian Basin, which also includes the growing gas drilling activity in the Ft. Stockton area. In conjunction with this enhanced activity, we are beginning to experience an increase in pricing and utilization, making us optimistic for improved results as we progress through the remainder of 2008.”
Business Segment Results
Well Servicing
Well servicing revenues rose approximately 3% to $89.0 million during the second quarter of 2008 compared to $86.1 million in the same period last year. Sequentially, revenues for this segment rose about 11% compared to the first quarter of 2008. Basic added seven newbuild rigs, acquired eight rigs and retired one rig during the second quarter of 2008, bringing its well servicing rig count to 409 as of June 30, 2008. Weighted average number of well servicing rigs increased to 403 during the second quarter of 2008 compared to 371 during the same period in 2007, an increase of 9%. Revenue per well servicing rig hour decreased 4% to $400 during the second quarter of 2008 compared to $415 in the same period in 2007. The full-fleet well servicing rig utilization rate improved sequentially to 77% in the second quarter of 2008 compared to 72% in the first quarter of 2008 as activity levels increased due to seasonal and improved market conditions. Rig utilization rate of 77% for the second quarter of 2008 was essentially flat from the prior year.
Well servicing segment profit in the second quarter of 2008 was $33.7 million, slightly lower than $34.0 million in the second quarter of 2007, but higher than the $32.1 million in the first quarter of 2008. Segment profit margins declined to 38% of revenue in the second quarter of 2008 compared to 40% in the same period of 2007, mainly due to higher personnel and fuel-related costs.
Fluid Services
Fluid services revenues in the second quarter of 2008 increased 15% to $72.6 million compared to $63.2 million in the same period in 2007. Sequentially, revenues for this segment were up 2% compared to the first quarter of 2008. Basic added 16 new trucks, acquired 21 trucks and retired 7 trucks during the second quarter of 2008, bringing the total number of fluid services trucks to

678 as of June 30, 2008. Weighted average number of fluid services trucks increased 1% to 663 during the second quarter of 2008 compared to 657 during the same period in 2007. Average revenue per fluid services truck increased by 14% to $109,000 in the second quarter of 2008 compared to $96,000 in the same period in 2007. Segment profit in the second quarter of 2008 was $24.0 million, or 33% of revenue, compared to $22.8 million, or 36% of revenue, in the same period in 2007. The decrease in segment profit as a percent of revenue was primarily due to higher maintenance and repair and fuel-related costs.
Completion & Remedial Services
Completion and remedial services revenues during the second quarter of 2008 increased 25% to $79.6 million compared to $63.7 million in the same period in 2007. Sequentially, revenues for this segment grew about 16% compared to the first quarter of 2008. Segment profit in the second quarter of 2008 rose to $36.9 million, or 46% of revenue, compared to $30.4 million, or 48% of revenue, in the same period in 2007. The increase in revenue and segment profit was mainly due to several acquisitions made in the past year as well as internal expansion. Segment profit as a percent of revenue declined from 2007 mainly due to increased costs of the materials used in Basic’s pressure pumping operations as well as higher fuel related costs. As of June 30, 2008, Basic had approximately 128,000 hydraulic horsepower of pressure pumping capacity compared to approximately 119,000 hydraulic horsepower as of June 30, 2007.
Contract Drilling
Contract drilling revenues rose slightly to $10.3 million during the second quarter of 2008 compared to $10.2 million in the comparable quarter in 2007. Sequentially, revenues for this segment increased about 9% compared to the first quarter of 2008. Segment profit in the second quarter of 2008 declined to $2.8 million versus $4.0 million last year during the second quarter of 2007, as revenue per day decreased to $14,800 in the second quarter of 2008 from $17,200 in the same period last year.
Basic operated nine drilling rigs during the second quarter of 2008, up from eight drilling rigs in the same period in 2007. Rig operating days were 699 in the second quarter of 2008 compared to 594 in the same period in 2007.
Capital Expenditures
During the first half of 2008, Basic completed four acquisitions for total consideration of $51 million in cash. Total capital expenditures that included capital leases and excluded acquisitions were $65.5 million, comprised of $21.7 million for expansion projects, $36.7 million for sustaining and replacement projects, and $7.1 million for other projects. Expansion capital spending included $6.4 million for the well servicing segment, $2.6 million for the fluid services segment and $12.7 million for the completion and remedial services segment. Other capital expenditures of $7.1 million were mainly for facilities and IT infrastructure.

Recent Events
On July 15, 2008, Basic announced that they had terminated the Agreement and Plan of Merger (the “Merger Agreement”) previously entered into among Basic, Grey Wolf. Inc. (“Grey Wolf”) and Horsepower Holdings, Inc. on April 20, 2008 pursuant to Section 7.1(b)(iii) of the Merger Agreement. The decision to terminate the Merger Agreement was made after Grey Wolf’s stockholders did not approve the Merger Agreement at a special meeting of stockholders held on Tuesday, July 15, 2008. Basic’s stockholders voted in favor of the adoption of the Merger Agreement at Basic’s special meeting of stockholders also held on July 15, 2008.
On July 15, 2008, in accordance with provisions in the merger agreement, Basic received $5 million expense reimbursement from Grey Wolf that will be recognized in the third quarter of 2008. Basic expects to recognize approximately $5 million of other M&A and financing commitment fees in the same quarter. Combined with the $6.6 million of merger expenses recognized in the second quarter of 2008, total merger costs are projected to be approximately $11.6 million, exclusive of the $5 million expense reimbursement received and any subsequent termination fees to which Basic may become entitled pursuant to the merger agreement.
Outlook for 2008
The following statements are based on Basic’s current expectations, which do not differ substantially from its previously announced outlook. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions or unbudgeted capital expenditures other than those previously disclosed. Any material change in market conditions in any of Basic’s business segments could affect its guidance.
Basic believes that seasonally adjusted activity levels in each of its business segments will increase in the second half of 2008, which should lead to pricing improvements that will help offset the labor and fuel costs increases that it has experienced in the first half of the year. Basic also expects its remaining 12 newbuild well servicing rigs will be delivered in the second half of 2008, with six to eight of those newbuilds representing expansion units and the remainder replacing older, less efficient rigs in the fleet. The increase in expansion newbuild units from previous guidance reflects Basic’s outlook for improved business activity.
Basic is reaffirming the following annual guidance for 2008 that was given in its first quarter 2008 earnings release dated May 5, 2008:
▪	G&A expense as a percent of revenue is estimated to be 11%

▪	Depreciation and amortization expense is projected to be in the range of $118 to $120 million

▪	Effective tax rate is estimated to be 38%
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs approximately 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.

For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its second quarter 2008 results on Tuesday,
August 5, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 262-2066 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 19, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11117430#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2007 and subsequent Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Well servicing	$89,018	$86,111	$169,537	$172,780
Fluid services	72,581	63,191	143,980	127,373
Completion and Remedial Services	79,579	63,736	148,037	109,873
Contract drilling	10,344	10,218	19,841	12,160

Total revenues	251,522	223,256	481,395	422,186

Expenses:
Well servicing	55,293	52,084	103,759	102,178
Fluid services	48,554	40,379	94,987	80,481
Completion and Remedial Services	42,651	33,374	78,439	56,509
Contract drilling	7,529	6,184	14,589	8,998
General and administrative (1)	26,811	25,592	52,663	48,241
Depreciation and amortization	28,732	24,007	56,764	43,232
(Gain) loss on disposal of assets	(809)	(166)	(584)	175

Total expenses	208,761	181,454	400,617	339,814

Operating income	42,761	41,802	80,778	82,372

Other income (expense):
Interest expense	(6,453)	(7,190)	(13,802)	(12,784)
Interest income	471	413	1,172	883
Loss on early extinguishment of debt	—	—	—	(230)
Other income (expense)	(6,469)	40	(6,431)	101

Income from continuing operations before income taxes	30,310	35,065	61,717	70,342
Income tax expense	(11,597)	(13,373)	(23,348)	(26,577)

Net income	$18,713	$21,692	$38,369	$43,765

Earnings per share of common stock:
Basic	$0.46	$0.54	$0.94	$1.11

Diluted	$0.45	$0.52	$0.92	$1.08

Other Financial Data:
EBITDA (2)	$71,599	$65,849	$137,686	$125,475
Capital expenditures:
Acquisitions, net of cash acquired	24,381	71,116	51,239	175,470
Property and equipment	26,596	29,071	45,023	52,854

	As of
	June 30,	June 30,
	2008	2007
Balance Sheet Data	(unaudited)
Cash and cash equivalents	$77,784	$46,504
Net property and equipment	665,922	607,777
Total assets	1,208,336	1,073,791
Total long-term debt	412,846	403,598
Total stockholders’ equity	566,683	479,018

	Three months		Six months
	Ended June 30,		Ended June 30,
Segment Data:	2008	2007	2008	2007
Well Servicing
Segment profits as a percent of revenue	37.9%	39.5%	38.8%	40.9%
Well Servicing Rigs
Weighted average number of rigs	403	371	398	368
Rig hours (000’s)	222.3	207.7	424.8	418.5
Rig utilization rate	77.1%	78.3%	74.6%	79.5%
Revenue per rig hour	$400	$415	$399	$413
Well Servicing rig profit per rig hour	$152	$163	$155	$169

Fluid Services
Weighted average number of fluid services trucks	663	657	654	655
Revenue per fluid services truck (000’s)	$109	$96	$220	$194
Segment profits per fluid services truck (000’s)	$36	$35	$75	$72
Segment profits as a percent of revenue	33.1%	36.1%	34.0%	36.8%

Completion and Remedial Services
Segment profits as a percent of revenue	46.4%	47.6%	47.0%	48.6%

Contract Drilling
Segment profits as a percent of revenue	27.2%	39.5%	26.5%	26.0%
Drilling Rigs
Weighted average number of rigs	9	8	9	6
Rig operating days	699	594	1,344	762
Revenue per day	$14,800	$17,200	$14,800	$16,000
Drilling rig profit per day	$4,000	$6,900	$4,000	$4,200

(1)   Includes approximately $1,184,000 and $1,062,000 of non-cash compensation expense for the three months ended June 30, 2008 and 2007, respectively. For the six months ended June 30, 2008 and 2007, it includes approximately $2,264,000 and $2,155,000 of non-cash expense, respectively.
(2)   This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net Income	$18,713	$21,692	$38,369	$43,765
Income taxes	11,597	13,373	23,348	26,577
Net interest expense	5,982	6,777	12,630	11,901
Depreciation and amortization	28,732	24,007	56,764	43,232

EBITDA	$65,024	$65,849	$131,111	$125,475

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding merger-related costs incurred by us in 2008:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of Net Income to Adjusted EBITDA, excluding merger-related costs:	(Unaudited)		(Unaudited)
Net Income	$18,713	$21,692	$38,369	$43,765
Merger-related costs	6,575	—	6,575	—
Income taxes	11,597	13,373	23,348	26,577
Net interest expense	5,982	6,777	12,630	11,901
Depreciation and amortization	28,732	24,007	56,764	43,232

Adjusted EBITDA, excluding merger-related costs	$71,599	$65,849	$137,686	$125,475

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the extraordinary charges represented by our 2008 merger-related costs.
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